FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
APPLICA BOARD OF DIRECTORS URGES SHAREHOLDERS
TO REJECT NACCO TENDER OFFER
Reaffirms Harbinger Capital Partners Merger and Recommends That Shareholders
Vote “FOR” Adoption of Amended Merger Agreement
     Miramar, Florida (December 19, 2006) — Applica Incorporated (NYSE: APN) today announced that it has filed with the United States Securities and Exchange Commission its Board of Directors’ formal response to the unsolicited tender offer to purchase all outstanding shares of Applica’s common stock at a purchase price of $6.50 per share that was commenced by Apex Acquisition Corporation, a newly formed Florida corporation and an indirect, wholly owned subsidiary of NACCO Industries, Inc.
     In a filing on Schedule 14D-9, and in a letter to be mailed to shareholders, Applica’s Board recommended that shareholders reject the NACCO offer and NOT tender their shares in the NACCO offer.
     The Board also reaffirmed Applica’s amended merger agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) under which Harbinger Capital Partners will acquire all outstanding shares of Applica that it does not currently own for $6.50 per share and recommended that Applica’s shareholders vote “FOR” the adoption of the amended merger agreement between Applica and affiliates of Harbinger Capital Partners.
     In evaluating the NACCO offer and in reaching its determination to recommend that the Applica shareholders reject the NACCO offer, the Applica board considered, among other things, the following material factors and information: (i) NACCO’s per share offer price does not offer any premium over the Harbinger Capital Partners’ $6.50 per share price; (ii) the Harbinger Capital Partners amended merger agreement is at least as favorable to Applica’s shareholders as the NACCO offer; (iii) the NACCO offer is highly conditional and includes extensive broadly drafted and subjective conditions; (iv) given certain provisions contained in the Harbinger Capital Partners agreement, it is not possible to satisfy various closing conditions to the NACCO offer at this time; (v) although the NACCO offer is not subject to a financing closing condition, it is uncertain whether Apex Acquisition Corporation will have access to sufficient cash to complete the NACCO offer.
     A meeting is scheduled for December 28, 2006 for the purpose of approving the amended merger agreement between Applica and the affiliates of Harbinger Capital Partners. This meeting will be convened as planned and completion of the transaction is expected to occur shortly thereafter.
     In order to vote their shares in favor of the Harbinger Capital Partners agreement, shareholders should complete, date, sign and return the proxy card enclosed with the previously distributed definitive proxy statement as soon as possible. Shareholders who have any questions about the recommendation statement, the definitive proxy statement, the proxy supplement or the merger or need assistance with the voting procedures, should contact Applica’s proxy solicitor, Georgeson Inc., at 17 State Street, New York, New York 10004 or call toll-free at (866) 857-2624.

About Applica Incorporated:
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.
About Harbinger Capital Partners:
     The Harbinger Capital Partners investment team located in New York City manages in excess of $4 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.
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     The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Applica undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation:
•	the ability to obtain governmental approvals of the merger on the proposed terms and schedule;

•	the failure to obtain approval of the merger from Applica shareholders;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	claims by NACCO Industries, Inc. and HB-PS Holding Company, Inc. related to the termination of their merger agreement with Applica;

•	changes in the sales prices, product mix or levels of consumer purchases of small household appliances;

•	bankruptcy of or loss of major retail customers or suppliers;

•	changes in costs, including transportation costs, of raw materials, key component parts or sourced products;

•	fluctuation of the Chinese currency;

•	delays in delivery or the unavailability of raw materials, key component parts or sourced products;

•	changes in suppliers;

•	exchange rate fluctuations, changes in the foreign import tariffs and monetary policies, and other changes in the regulatory climate in the foreign countries in which Applica buys, operates and/or sell products;

•	product liability, regulatory actions or other litigation, warranty claims or returns of products;

•	customer acceptance of changes in costs of, or delays in the development of new products;

•	increased competition, including consolidation within the industry; and

•	other risks and uncertainties detailed from time to time in Applica’s Securities and Exchange Commission (“SEC”) filings.
     Should one or more of these risks, uncertainties or other factors materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements of Applica may vary materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

     In connection with the proposed transaction with Harbinger Capital Partners, Applica has filed a definitive proxy statement, a proxy supplement and a Schedule 14d-9 recommendation statement with the SEC. Investors and security holders are urged to read the definitive proxy statement, the proxy supplement, the Schedule 14d-9 recommendation statement and any other relevant documents filed with the SEC in connection with the proposed transaction because they contain important information about Applica, the proposed transaction with Harbinger Capital Partners, the NACCO tender offer and related matters.
     Investors and security holders may obtain free copies of these documents as they become available through the website maintained by the SEC at www.sec.gov. In addition, the documents filed with the SEC may be obtained free of charge by directing such requests to Applica Incorporated, 3633 Flamingo Road, Miramar, Florida 33027, Attention: Investor Relations ((954) 883-1000), or from Applica Incorporated’s website at www.applicainc.com.
     Applica Incorporated and its directors, executive officers and certain other members of Applica management may be deemed to be participants in the solicitation of proxies from Applica shareholders with respect to the proposed transaction. Information regarding the interests of these officers and directors in the proposed transaction has been included in the proxy statement filed with the SEC. In addition, information about Applica’s directors, executive officers and members of management is contained in Applica’s most recent proxy statement and annual report on Form 10-K, which are available on Applica’s website and at www.sec.gov.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.

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